Exhibit 21.1

Kinder Morgan Canada Limited

Subsidiaries of the Registrant

Name of Subsidiary	Jurisdiction

Kinder Morgan Cochin ULC	Nova Scotia, Canada
Kinder Morgan Canada Limited Partnership	Alberta, Canada
Kinder Morgan Canada GP Inc.	Alberta, Canada
2043155 Alberta Ltd.	Alberta, Canada
Trans Mountain Pipeline ULC	Alberta, Canada
KM Canada Terminals GP ULC	Alberta, Canada
KM Canada Rail Holdings GP Limited	Alberta, Canada
Trans Mountain (Jet Fuel) Inc.	British Columbia, Canada
Kinder Morgan Canada Inc.	Alberta, Canada
Trans Mountain Pipeline LP	Alberta, Canada
KM Canada Marine Terminal Limited Partnership	British Columbia, Canada
KM Canada North 40 Limited Partnership	Manitoba, Canada
Base Line Terminal East Limited Partnership	Manitoba, Canada
KM Canada Edmonton South Rail Terminal Limited Partnership	Manitoba, Canada
KM Canada Edmonton North Rail Terminal Limited Partnership	Manitoba, Canada
Trans Mountain Pipeline (Puget Sound) LLC	Delaware